Exhibit 99.1

FOR RELEASE: Immediately

Media Contact: Chuck DeVore Vice President, Communications (949) 975-1550

SM&A to Trade on The Nasdaq National Market

Newport Beach, Calif., August 14, 2003 -Nasdaq informed SM&A (Nasdaq: WINS) on Wednesday, August 13 that the Company’s application for listing on The Nasdaq National Market has been approved. SM&A is the world’s leading provider of proposal management and consulting services and a leading provider of high-value program support services.

Steven Myers, SM&A’s chairman and CEO, said, “Nasdaq’s approval of our National Market listing marks another key milestone in our success. Congratulations and thanks to our employees and shareholders for making this event possible.”

The Company expects its listing to move from the SmallCap to the National Market on Monday, August 18. There are several benefits to a National Market listing, among them an enhanced ability for institutions and brokers to market the stock.

About SM&A

SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services. SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed more than 725 proposals worth more than $260 billion for its clients and has achieved an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various risks and uncertainties. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002 and the 10-Q for the period ended June 30, 2003 for additional information regarding risks affecting the Company’s financial condition and results of operations.